Exhibit 99.2
Brembo and Hayes Lemmerz Complete Sale of Hayes Lemmerz’
Automotive Brake Components Division to Brembo North America
Northville, Michigan — November 9, 2007 — Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) and Brembo S.p.A. (Italian Stock Exchange: BRE) today announced the sale of Hayes Lemmerz’ Automotive Brake Components division to Brembo North America, Inc. Hayes Lemmerz’ Automotive Brake Components division includes production facilities in Homer, Michigan and Apodaca, Mexico that manufacture brake rotors and drums for the North American passenger car and light truck markets. The division employs approximately 250 people, including 64 technical associates. The division’s 2006 sales were approximately $ 120 million.
Under the agreement announced today, Brembo North America, Inc., a subsidiary of Brembo S.p.A., has acquired all of the stock of two Hayes Lemmerz subsidiary companies that own the brake manufacturing operations in Homer and Apodaca and certain assets used in connection with the division’s sales, marketing and engineering group located in Hayes Lemmerz’ headquarters in Northville, Michigan.
The amount of the transaction is approximately $ 58 million, debt-free.
“We have built a strong business with a solid reputation for quality products, delivery and performance,” said Daniel Sandberg, President of Hayes Lemmerz’ Automotive Components Group. “Combining this business with an international, technically dynamic brake company like Brembo will better position the combined company to grow and compete in the global market. Our brake teams in Homer, Apodaca and Northville look forward to leveraging our shared commitment to superior customer service, product innovation and technology.”
“I am very pleased with the acquisition of this well-managed and successful business,” commented Brembo Chairman, Alberto Bombassei.
“This is another important step for Brembo in the NAFTA region, where we already have a strong presence with 2006 sales of approximately $ 140 million. Our purchase of Hayes Lemmerz’ rotor business will greatly improve Brembo’s leadership position in the North American brake rotor market. We continue to believe that North America, as a mature and sophisticated market, is one of the most important in the world which fits well with Brembo’s strategic position. This transaction will provide Brembo with a solid manufacturing base to supply all the North American operations of all of our customers,” Mr. Bombassei said.
Hayes Lemmerz International, Inc. is a leading global supplier of automotive and commercial highway wheels and powertrain components. The company has 24 facilities and over 7,000 employees worldwide.
Brembo S.p.A. is the world leader and the acknowledged innovator worldwide of disc braking system technology for vehicles. It supplies high performance braking systems to the most prestigious manufacturers of cars, commercial vehicles and motorbikes around the world. Brembo is also a leader in the racing sector and has won more than 200 championships. The company currently operates in 12 countries, with 23 production and business sites and a pool of over 4,700 associates, 9% of who are engineers and product specialists working in R&D and technical areas. Brembo is the owner of the Brembo, AP Racing and Marchesini brands. Brembo’s 2006 sales in the NAFTA area were approximately $140 million (11.9% of total sales). The company operates in this region with a manufacturing plant in Puebla, Mexico, and business sites in Costa Mesa, CA and Charlotte, NC.
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